Exhibit 12
                                Omnicare, Inc.
              Computation of Ratio of Earnings to Fixed Charges
                                (in thousands)



                                                                                 For the Years Ended
                                                                      1995              1994             1993
                                                                    -------           -------          -------

 Income before Income Taxes and Cumulative
  Effect of Accounting Change                                       $41,180           $22,678           $16,983
 Add:
  Interest on Indebtedness                                            5,644             6,223             2,747
  Amortization of Debt Expense                                          310               310                77
  Interest Portion of Rent Expense                                    1,522             1,157             1,012
                                                                    -------           -------           -------

      Income as Adjusted                                            $48,656           $30,368           $20,819
                                                                    =======           =======           =======

 Fixed Charges
  Interest on Indebtedness                                          $ 5,644           $ 6,223           $ 2,747
  Amortization of Debt Expense                                          310               310                77
  Capitalized Interest                                                  158                49                 -
  Interest Portion of Rent Expense                                    1,522             1,157             1,012
                                                                    -------           -------           -------

      Fixed Charges                                                 $ 7,634           $ 7,739           $ 3,836
                                                                    =======           =======           =======


 Ratio of Earnings to Fixed Charges (1)                                6.37x             3.92x             5.43x
                                                                    =======           =======           =======

[FN]
(1)The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes and cumulative effect of accounting change plus fixed charges (excluding capitalized interest expense) by fixed charges. Fixed charges consist of interest expense on debt (including capitalized interest) and one-third (the proportion deemed representative of the interest portion) of rent expense.





                                      E-37